EXHIBIT 99.4

CONSENT OF MADISON WILLIAMS AND COMPANY

We hereby consent to the references to us under the captions “Financial Advisors - Resaca Financial Advisor,” “The Merger -  Background of the Merger,” “- Resaca’s Reasons for the Merger and the Share Issuance,” and “- Analysis of Financial Advisor to the Resaca Board of Directors,” in this Amendment No. 1 to Registration Statement No. 333-162652 of Resaca Exploitation, Inc.

/s/ Sylvia Barnes

Madison Williams and Company

Houston, Texas

December 21, 2009